Exhibit 5.2

June 26, 2025

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Atmos Energy Corporation

Public Offering of

5.200% Senior Notes due 2035

Ladies and Gentlemen:

We have acted as Virginia counsel to Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), in connection with the Company’s offering and sale of $500,000,000 of the Company’s 5.200% Senior Notes due 2035 (the “Notes”).

The Notes are being issued pursuant to an Indenture, dated as of March 26, 2009 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), and an officers’ certificate, dated as of June 26, 2025 pursuant to Section 301 of the Indenture (the “Section 301 Officers’ Certificate”). The Notes are being offered and sold as described in the Prospectus, dated December 3, 2024 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (Registration No. 333-283563) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 3, 2024 pursuant to the Securities Act of 1933, as amended (the “Act”), and the Prospectus Supplement thereto, dated June 16, 2025 (together with the Base Prospectus, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(1)

an executed copy of the Underwriting Agreement, June 16, 2025 (the “Underwriting Agreement”), among the Company, Credit Agricole Securities (USA) Inc., J. P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., as representatives of the several Underwriters listed on Schedule I to the Underwriting Agreement;

(2)	an executed copy of the Indenture;

(3)	an executed copy of the Section 301 Officers’ Certificate;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Atmos Energy Corporation

June 26, 2025

(4)	the Prospectus;

(5)	an executed copy of the certificate representing the Notes;

(6)	an executed copy of a certificate of an Officer of the Company, dated the date hereof, to which the following documents are attached or incorporated by reference:

(a)	Virginia Restated Articles of Incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”);

(b)	the Amended and Restated Bylaws of the Company, as amended through the date hereof (the “Bylaws”); and

(c)	copies of the resolutions of the Board of Directors of the Company, adopted on May 6, 2025;

(7)

a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”); and

(8)

the originals or copies of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates, records and papers as we have deemed necessary to render the opinions set forth herein.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals thereof, (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company, (iv) the legal capacity of all natural persons, (v) the genuineness of all signatures not witnessed by us, (vi) the due authorization, execution and delivery of all documents by all parties (other than the authorization, execution and delivery of documents by the Company to the extent expressly set forth in our opinions below) and the validity, binding effect and enforceability thereof on such parties, (vii) except to the extent expressly set forth in our opinions herein as to the Company with respect to the consummation of the transactions contemplated by the Underwriting Agreement, that the consummation of the transactions under the Underwriting Agreement by each party thereto as to its respective obligations under such documents do not violate the law of any jurisdiction where such obligations are to be incurred or performed or the law of any other applicable jurisdiction, and (viii) that no parties to the documents have commenced any action toward dissolution or received notice from any governmental official regarding dissolution.

Atmos Energy Corporation

June 26, 2025

We understand that you are separately receiving the opinion letter of Gibson, Dunn & Crutcher LLP, counsel to the Company, dated of the date hereof and addressed to you, as to certain matters set forth therein, and we express no opinion thereon.

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with management and upon certificates of public officials. We have not undertaken any independent investigation of factual matters.

The law covered by the opinions expressed herein is limited to the laws of the Commonwealth of Virginia. The opinions expressed herein referencing any of the laws, rules and regulations of the Commonwealth of Virginia: (i) address only those laws, rules and regulations that are in effect and with respect to which copies are generally available on the date hereof and that, in our experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement, excluding all laws, rules and regulations that may be applicable to any party by virtue of the particular assets, activities or operations of such party that are not applicable to business entities generally and further excluding those laws, rules and regulations that, as a matter of customary practice, are understood to be covered only when an opinion refers to them expressly; and (ii) do not include any opinion as to (a) the laws of any municipality or any local government, authority or instrumentality within any state, (b) any Executive Orders or other Presidential Actions of the President of the United States, or (c) any laws, rules or regulations related to: (1) telecommunications, communications, or transportation, (2) antitrust or unfair competition, (3) securities or blue sky, (4) environmental matters, (5) bankruptcy, insolvency, fraudulent conveyances, fraudulent transfers, or fraud, (6) zoning or land use or leasing, building or construction, (7) fiduciary duties, (8) pension or employee benefits, (9) tax, (10) labor, employment or federal contracts, (11) privacy, (12) healthcare, (13) qualification of entities doing business in foreign (out of state) jurisdictions, (14) health, safety, food or drugs, (15) public utilities or energy, (16) insurance, (17) patent, copyright or trademark, or other intellectual property, (18) any mandatory choice of law rule, (19) foreign asset control, foreign investment in the United States, national security, terrorism, or money laundering (including, without limitation, the U.S. Patriot Act of 2001, as amended, and § 721 of the Defense Production Act of 1950, as amended), (20) corrupt practices, racketeering or criminal or civil forfeiture, (21) commodities, swaps or other derivatives or futures or indices or similar instruments, and (22) banking and financial institutions.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof and appropriate to render the opinions set forth below, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Securities Act, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable):

Atmos Energy Corporation

June 26, 2025

1. Based solely on the Good Standing Certificate, the Company is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia as of the date of the Good Standing Certificate.

2. The Company has the corporate power and authority under the laws of the Commonwealth of Virginia to execute and deliver, and incur and perform all of its obligations under the Underwriting Agreement, the Indenture, the Section 301 Officers’ Certificate and the Notes.

3. The Company has taken all necessary corporate action to duly authorize (a) the execution and delivery of the Underwriting Agreement, the Indenture, the Section 301 Officers’ Certificate and the Notes and (b) the consummation of the transactions contemplated therein. The Underwriting Agreement, the Indenture, the Section 301 Officers’ Certificate and the Notes have been duly executed and delivered by the Company.

4. The issuance and sale of the Notes have been duly authorized by all necessary corporate action of the Company.

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed the date hereof, (b) the incorporation by reference of this opinion into the Registration Statement and (c) the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are rendered as of the date hereof and address only those laws, rules and regulations that are in effect, and with respect to which copies are generally available on the date hereof. We expressly disclaim any obligation to advise you or any other person of any changes of law or facts that may hereafter come or be brought to our attention that would alter the opinions herein set forth. Our opinion letter is expressly limited to the matters set forth above and we render no opinions, whether by implication or otherwise, as to any other matters relating to the Company or the Notes.

Very truly yours,

/s/ Hunton Andrews Kurth LLP